Exhibit 10.8

As of August 22, 2021

Edwin J. Thomas

CEO

Eleison Pharmaceuticals, LLC

100 Overlook Center, 2nd Floor

Princeton, NJ 08540

Dear Ed:

This letter agreement (the “Agreement”) amends and supersedes in its entirety the Engagement Agreement between Eleison Pharmaceuticals, Inc. (including its subsidiaries, the “Company”) and Gordian Investments, LLC (“Gordian”), through it division, EVOLUTION Life Sciences Partners (“ELSP”) dated April 30, 2020 as amended on December 6, 2021, pursuant to which the Company has engaged Gordian on a non-exclusive basis in connection with the identification, introduction, discussion and negotiation with one or more appropriate third parties for the purpose of considering a possible Transaction (as defined below). This Agreement contains the terms pursuant to which the Company agrees to engage Gordian and Gordian agrees to provide services to the Company (the “Engagement”). Gordian acknowledges that the Company is under no obligation to accept a proposed Transaction with any third party and that the acceptance of any Transaction will be in the Company's sole discretion.

1.          Certain Definitions. For purposes of this Agreement, certain capitalized terms will have the definitions set forth below and as in Exhibit A.

2.         Services. In the course of Gordian's Engagement hereunder, Gordian will provide the following services: (i) advise the Company on potential Strategic Transactions, including Partnering Transactions in Europe and the United States and M&A Transactions; (ii) identify and approach potentially interested parties in a Transaction; (iii) arrange and participate in any introductory meetings and due diligence sessions between the Company and interested parties in a Transaction; (iv) assist in the negotiation of terms of a definitive agreement and certain agreements ancillary to a Transaction to the extent requested by the Company; (v) assist the Company in negotiating with prospects and in evaluating and qualifying competing offers, including the valuation of any securities or other assets offered as part of a Transaction; (vi) provide recommendations for deal valuation and structure based on similar transactions and ELSP's experience; and (vii) such other investment banking services as are customary for similar transactions (including building and organizing the data room and managing prospective acquirers’ access to the data room, and assisting in the closing, etc.) and such other services as may be mutually agreed upon by the Company and Gordian.

3.          Fees and Expenses. For Gordian's services hereunder, the Company will pay to Gordian the fees and other forms of consideration set forth below:

a)          Retainer Fees. There will be no retainer fees payable in connection with this Engagement.

b)          Success Fees for a Transaction. The Company will pay Gordian a success fee for each Transaction entered into by the Company during the Term or within twelve (12) months after the end of the Term in an amount equal to six percent (6%) of the Transaction Value with a party who was introduced by ELSP and with whom the Company held discussions during the Term (an “ELSP Introduced Party”). Notwithstanding anything to the contrary herein or elsewhere, the parties acknowledge and agree that (i) neither (a) ThinkEquity LLC (“ThinkEquity”), nor (b) any person and/or entity introduced by ThinkEquity to the Company or any of its affiliates, will constitute an ELSP Introduced Party, and (ii) Gordian will not be entitled to, and expressly and irrevocably waives any right it has or may have, to receive a success or any other fee resulting from BDI Co., Ltd., a joint stock company organized under the laws of the Republic of Korea and/or any of its affiliates and/or successors (collectively, “BDI”) purchasing any securities of the Company in any offering in which ThinkEquity acts as an underwriter, placement agent, sole book runner and/or financial advisor. If the Company effectuates an M&A Transaction (which solely for purposes of this second to last sentence of Section 3(b), has the meaning assigned to such term in Section 12(d) of the engagement letter, dated April 30, 2021, between the Company and ThinkEquity), and Gordian is entitled pursuant to this Section 3(b) to receive a success fee as a result of such M&A Transaction, Gordian agrees that such success fee will be reduced by one percent (1%) of the Transaction Value of such M&A Transaction.

c)          Advisory Fee. For the advisory services rendered in connection with this Engagement, the Company will pay Gordian an advisory fee of $200,000. The foregoing shall be the sole compensation due from the Company in connection with an IPO and which shall be due and payable to Gordian thirty (30) days following the completion of the IPO, regardless of the termination of this Agreement as provided in Section 9 hereof.

d)          Expense Reimbursement. The Company will reimburse Gordian for reasonable and pre-approved travel and other out-of-pocket expenses incurred by Gordian relative to the services provided hereunder (“Expenses”). Such expenses shall not exceed $1,000 in the aggregate without the prior written approval of the Company.

Gordian will send to the Company during the Term invoices for any Expenses. The Company agrees to pay the amount owed under each invoice within 15 days of the date of such invoice. The Company will pay each success fee to Gordian immediately upon receipt or payment of the consideration from a Transaction. Each success fee payment will be accompanied by a report showing the consideration received or paid by the Company with respect to that Transaction. All fees payable to Gordian pursuant to this Agreement shall be paid in cash (USD) unless specifically designated otherwise in this Agreement. Notwithstanding anything to the contrary provided herein or elsewhere, in the event that FINRA determines that (i) any compensation payable hereunder including pursuant to Section 3(c) constitutes underwriting compensation in connection with the IPO, and (ii) the aggregate amount of underwriting compensation payable in connection with the IPO is unfair or unreasonable, then all compensation payable hereunder constituting underwriting compensation shall be reduced to such amount so that FINRA provides in writing its opinion that it has no objection to the proposed underwriting terms and arrangements pursuant to FINRA Rule 5110(a)(1)(C)(ii) (a “FINRA NOO”). For clarity purposes and notwithstanding anything to the contrary provided herein or elsewhere, in connection with obtaining a FINRA NOO, no compensation payable to ThinkEquity and/or any other participating underwriter in the IPO will be reduced and/or otherwise modified unless and until all compensation payable under this Agreement deemed underwriting compensation is first reduced to $0.

4.         Reports and Accounting. The Company will provide to Gordian a complete copy of every agreement relating to a Transaction immediately following execution of such agreement and will provide to Gordian any amendments or modifications thereto immediately following execution of such amendment or modification. At the request of Gordian, the Company will permit a mutually agreeable certified public accountant, at reasonable times and upon reasonable advance notice, to audit the Company's relevant books and records which support the calculation of the success fees. The Company will retain such books and records to support all such calculations for a period of one (1) year from the date of payment of the success fee. Gordian will not conduct an audit more than once a calendar year nor audit the same data more than once. Gordian will bear the full cost of the audit except that if the audit reveals a discrepancy in Gordian's favor equal to or greater than $50,000 (measured in additional success fee owed to Gordian), the Company will pay Gordian the amount of such discrepancy and the reasonable cost of Gordian's audit.

5.         Information. The Company recognizes and confirms that Gordian in acting pursuant to this Engagement will be using information in reports and other materials provided by parties other than Gordian, including, without limitation, information provided by or on behalf of the Company or any prospective party to the Transaction, and that Gordian does not assume responsibility for and may rely, without independent verification, on the accuracy and completeness of any such information. The Company agrees to use its best efforts to furnish or cause to be furnished to Gordian all necessary or appropriate information for use by Gordian hereunder and hereby warrants that any information relating to the Company or the Transaction that is furnished to Gordian by or on behalf of the Company will be complete and accurate in all material respects. The Company will notify Gordian promptly of any material change in any information provided to Gordian by the Company.

6.         Certain Acknowledgments. The Company acknowledges that Gordian has been retained hereunder solely as an adviser to the Company and that the Company's engagement of Gordian is as an independent contractor and not in any other capacity including as a fiduciary. Neither this Engagement, nor the delivery of any advice in connection with this Engagement, is intended to confer rights upon any persons not a party hereto (including security holders, employees or creditors of the Company) as against Gordian's or Gordian's affiliates or their respective directors, officers, agents and employees. The Company acknowledges that Gordian may, at its own expense, and after the signing by the Company of any definitive agreement with a third party with respect to a Transaction, provided such signing has previously been publicly announced by Company, or after the closing of a Transaction, place customary announcements or advertisements in financial newspapers, journals and marketing materials describing Gordian’s and ELSP's services hereunder. After a publicly-announced signing, or after a closing, of a Transaction, Gordian will not need to obtain the consent of the Company when referring to the Company in publications, listings and marketing materials which list transactions in which Gordian has participated. Notwithstanding the foregoing, in no event shall Gordian disclose the material terms (including consideration received) of the Transaction without the prior written consent of the Company. The Company acknowledges that it is not relying on the advice of Gordian for tax, legal or accounting matters. It is seeking and will rely on the advice of its own professionals and advisors for such matters and it will make an independent analysis and decision regarding any Transaction based upon such advice.

7.          Indemnification and Contribution. In connection with engagements such as this, it is Gordian's policy to enter into indemnification and contribution agreements. The Company agrees to the provisions with respect to the indemnification, contribution and the other matters set forth in Annex 1, which is incorporated by reference into this Agreement.

8.          Limitation of Liability. The Company agrees that in no event shall Gordian's liability under this Agreement exceed the total fees received by Gordian from the Company under this Agreement. This limitation of Gordian's liability to the Company shall not be affected in any way by any determination that the indemnification provision in the paragraph entitled “Indemnification and Contribution” is not fully enforceable or otherwise not fully available. The foregoing limitation shall not apply to liability arising from fraud, or willful misconduct of Gordian.

9.          Term of Engagement. The term (the “Term”) of this Agreement will commence on the date hereof; provided, however, that either the Company or Gordian may terminate this Agreement at any time, with or without cause, by giving 30 days prior written notice to the other party. The paragraphs in this Agreement entitled “Fees and Expenses”, “Reports and Accounting”, “Information”, “Certain Acknowledgments”, “Indemnification and Contribution”, “Limitation of Liability” and “Miscellaneous” and any exhibits, annexes or schedules thereto will survive expiration or termination of this Agreement.

10.         Pre-Approval of Use of Work Product and References to Gordian. This Agreement and all opinions and advice and other documents or work product provided by Gordian to the Company are confidential and proprietary to Gordian and may not be quoted, reproduced, summarized or otherwise disclosed to third parties, directly or indirectly, in any fashion, nor may any reference to Gordian be made, without Gordian’s prior written consent (except for such disclosure as Company counsel advises is required by law).

11.          Miscellaneous. This Agreement is governed by the laws of the State of California without regard to conflicts of law principles, and will be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Subject to any exception that may be specifically set forth in this Agreement, this Agreement and all opinions and advice and other documents provided by Gordian are confidential and proprietary and are not to be quoted, reproduced, summarized or otherwise disclosed, nor will any reference to Gordian or ELSP be made, without Gordian's prior written consent (except for such disclosure as Company counsel advises is required by law).

Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in San Francisco, CA, before one arbitrator. The arbitration shall be administered by JAMS (or any successor organization) pursuant to its Comprehensive Arbitration Rules and Procedures (or any successor rules and procedures that may be adopted from time to time by JAMS or such successor). Judgment on the arbitration award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. The arbitrator may, in the arbitration award, allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys' fees of the prevailing party.

This Agreement and any exhibits or attachments constitute the entire agreement between the parties concerning the subject matter hereof. No portion of this Agreement may be waived or amended, except in writing by a document signed by authorized representatives of both parties. Gordian may assign this Agreement and its rights hereunder to any affiliate controlled by Gordian without the Company's consent. If an arbitrator or court of competent jurisdiction deems any portion of this Agreement, or its application, invalid or unenforceable, the remaining portions of this Agreement will be interpreted so as best to reasonably effect the intent of the parties. This Agreement may be executed by facsimile and in two or more counterparts, each of which will be deemed to be an original, but all of which will constitute one and the same agreement.

12.          Notices. Any notice required or permitted hereunder will be given in writing and will be conclusively deemed effectively given upon personal delivery or delivery by courier or by a reputable overnight delivery services or on the first business day after transmission if sent by confirmed facsimile transmission or electronic mail transmission, or five days after deposit in the United States mail, by registered or certified mail, postage prepaid, addressed as provided below:

Gordian:

Gordian Investments LLC

3738 Mount Diablo Blvd., Suite 301

Lafayette, CA 94549

Attention: David Parke

Company:

Eleison Pharmaceuticals, Inc.

100 Overlook Center, 2nd Floor

Princeton, NJ 08540

Attention: Edwin J. Thomas

[Signature page follows]

We are delighted to accept this Engagement and look forward to working with you on this matter. Please confirm that the foregoing is in accordance with your understanding of our agreement by signing and returning to us a copy of this letter.

GORDIAN INVESTMENTS LLC

By:   /s/ Mary Tanner

Mary Tanner

Senior Managing Director

By:   /s/ Niel Armstrong

Niel Armstrong

CEO/Chief Compliance Officer

ACCEPTED AND AGREED TO

AS OF THE DATE SET FORTH ABOVE:

ELEISON PHARMACEUTICALS, INC.

By:   /s/ Edwin J. Thomas

Edwin J. Thomas, Chief Executive Officer

EXHIBIT A

CERTAIN DEFINITIONS

1.         “Transaction” means an M&A Transaction, a Partnering Transaction, a Reverse Merger Transaction and/or a Financing Transaction, but specifically excludes the Initial Public Offering as to which Gordian is entitled to receive the advisory fee set forth in Section 3(c) above and/or any other public offering of Company securities, which such exclusion also applies equally to the definition of a Financing Transaction.

(a)         “M&A Transaction” means, except as otherwise defined in, and for the purposes of, the second to last sentence of Section 3(b) above, whether in one or a series of transactions and whether effected directly or indirectly, a sale, transfer or other disposition of all or a substantial portion of the Company’s business, assets or securities to a third party, whether by way of an asset sale, merger, consolidation or other similar transaction, tender or exchange offer, negotiated purchase, leveraged buyout or other extraordinary corporate transaction.

(b)         “Partnering Transaction” means, whether in one or a series of transactions and whether effected directly or indirectly, a license, acquisition, strategic alliance, joint technology development or joint product development arrangement, distribution agreement or other partnering or collaboration transaction between the Company and a third party, including without limitation any transaction or agreement between the Company and any third party that involves the right of such third party to commercially exploit all or a portion of the Company’s technology or other proprietary rights of the Company or that involves the right of the Company to commercially exploit all or a portion of such third party’s proprietary rights.

(c)         “Strategic Transaction” means either a Partnering Transaction or a M&A Transaction.

(d)         “Reverse Merger Transaction” means a transaction whereby the Company becomes a public company by merger with a public company (the “Reverse Merger Target”) and the shareholders of the Company have a majority ownership in the public company and/or control of its board of directors.

(e)         “Financing Transaction” means, whether in one or a series of transactions and whether effected directly or indirectly, any investment made in the Company (or in any person or entity to which the Company has licensed, transferred, or otherwise assigned all or a portion of the Technology in connection with the transaction), including without limitation any purchase, transfer or other disposition of any equity, debt or other securities of the Company (or of such a licensee or transferee).

2.         “Transaction Value” includes cash, equity securities, the fair market value of revolving credit facilities, straight and convertible debt instruments or other obligations, and any other form of payment or assumption of obligations made to the Company or its security holders in connection with the Transaction. Any of the consideration to be received the Company or its security holders in connection with the Transaction that is contingent upon future events will be calculated for purposes of the success fee at the earlier (at Gordian’s sole discretion) of the receipt or payment of such contingent consideration and the time that the value of such contingent consideration can be determined, provided that any amounts held in escrow will be deemed to have been paid at the closing of the Transaction. For purposes of computing the Transaction Value, the following principles will apply:

(a)         Equity securities that are traded on a national securities exchange or quoted on the Nasdaq will be valued at the average of the last closing prices thereof for the 10 trading days prior to the closing of the Transaction.

(b)         Equity securities that are traded over the counter will be valued at the average of the mean between the latest bid and asked prices for the 10 trading days prior to such date.

(c)         Any other unmarketable equity securities or interests or non-cash forms of consideration will be assumed to have a value equal to their fair market value at the time of the closing of the Transaction, as determined by mutual agreement between Gordian and the Company.

(d)         If a Transaction takes the form of a Partnering Transaction or M&A Transaction, the Transaction Value will include, without limitation, the amount of any associated capital commitment.

(e)         If a Transaction takes the form of a Partnering Transaction, the Transaction Value will include, (i) the amount of any investment made in the Company in connection with the Partnering Transaction, (ii) any Transaction related milestone payments received by the Company, and (iii) any research and/or development fees paid to the Company.

(f)         If a Transaction takes the form of a Reverse Merger, the Transaction Value will be calculated as the greater of (i) the implied value of the Reverse Merger Target immediately prior to the Transaction and (ii) the amount of cash & short-term securities held by the Reverse Merger Target immediately prior to the Transaction.

(g)         If a Transaction takes the form of a Financing Transaction, the Transaction Value will be deemed to include the gross proceeds received at the closing of the Transaction as well as any future funding commitments due within one year of the close of the Transaction. Transaction Value will also include the gross proceeds related to the exercise of any options or warrants issued in the Transaction.

(h)         If a Transaction takes the form of a recapitalization, restructuring, spin-off, split-off or similar transaction or is otherwise structured in such a way so as to provide for the retention by security holders of the Company of all or part of their equity securities, Transaction Value will include the fair market value of (i) the equity securities of the Company retained by the Company’s security holders following such Transaction and (ii) any securities received by the Company’s security holders in exchange for or in respect of securities of the Company following such Transaction (all securities received by such security holders being deemed to have been paid to such security holders in such Transaction).

3.         “Initial Public Offering” or “IPO” is a public offering which results in the Company’s common shares being publicly traded.

ANNEX 1

INDEMNIFICATION AND CONTRIBUTION

This Annex I is an integral part of, and is incorporated by reference into, the engagement letter of which this Annex 1 is a part (the “Engagement Letter”). Capitalized terms used but not defined herein have the meanings given them in the Engagement Letter.

The Company agrees to (a) indemnify, defend and hold harmless Gordian and its affiliates and their respective directors, officers, shareholders, members, partners, employees, agents and controlling persons (Gordian and each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under any applicable law, or otherwise (collectively, “Losses”): (i) related to, arising out of or in connection with (A) the contents of oral or written information (or any omission therein of a material fact) provided by the Company, its employees or its other agents, which information either the Company or Gordian provides to any third party to an actual or proposed Transaction, or (B) any other action or failure to act by the Company, its employees or its other agents or by Gordian or any Indemnified Party in accordance with and at the Company’s request or with the Company’s consent; or (ii) otherwise related to or arising out of the Engagement or any actual or proposed Transaction, except that this clause (ii) will not apply with respect to any Loss that is finally judicially determined to have resulted primarily from the gross negligence or willful misconduct of such Indemnified Party, and (b) reimburse each Indemnified Party for all expenses (including counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Company.

The Company agrees that it will not, without prior written consent of Gordian, settle any pending or threatened claim or proceeding related to or arising out of the Engagement or any actual or proposed Transaction (whether or not Gordian or any Indemnified Party is a party to such claim or proceeding) unless such settlement includes a provision unconditionally releasing Gordian and each other Indemnified Party from all liability in respect of claims by any releasing party related to or arising out of the Engagement or any actual or proposed Transaction.

The Company will have the right, at its option, to assume the defense of any claim, suit, action, proceeding, investigation or inquiry (collectively, a “Proceeding”) in respect of which indemnity may be sought hereunder, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and expenses of such counsel, in which event, except as provided below, the Company shall not be liable for the fees and expenses of any other counsel retained by any Indemnified Party in connection with such Proceeding. In any such Proceeding the defense of which the Company shall have so assumed, the Indemnified Party shall have the right to participate in such litigation or proceeding and to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Company and the Indemnified Party shall have mutually agreed in writing to the retention of such counsel, or (ii) the named parties to any such litigation or proceeding (including any impleaded parties) include the Company and an Indemnified Party and representation of both parties by the same counsel would, in the opinion of counsel to such Indemnified Party, be inappropriate due to actual or potential differing interests between the Company and such Indemnified Party. Upon receipt by an Indemnified Party of actual notice of a Proceeding against such Indemnified Party in respect of which indemnity may be sought hereunder, such Indemnified Party shall promptly notify the Company with respect thereto. In addition, such Indemnified Party shall promptly notify the Company after any Proceeding is commenced (by the way of service with a summons or other legal process giving information as to the nature and basis of the claim) against such Indemnified Party in respect of which indemnity may be sought hereunder. In any event, failure to notify the Company shall not relieve the Company from any liability which the Company may have on account of this indemnity or otherwise, except to the extent the Company shall have been prejudiced by such failure. No Indemnified Party shall settle any claim for which indemnification may be sought by it hereunder without the prior written consent of the Company.

The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders, affiliates or creditors related to, arising out of, or in connection with, any Transaction or the engagement of Gordian pursuant to, or the performance by Gordian of the services contemplated by, the Engagement Letter, except for any Loss that is finally judicially determined to have resulted primarily from the gross negligence or willful misconduct of such Indemnified Party.

If the indemnification of an Indemnified Party provided for in this Annex 1 is for any reason held unenforceable, although otherwise applicable in accordance with its terms, the Company agrees to contribute to the Losses for which such indemnification is held unenforceable (a) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and Gordian, on the other hand, of the Transaction(s) contemplated by the Engagement Letter (whether or not such Transaction(s) are consummated) or (b) if (but only if) the allocation provided for in clause (a) is for any reason held unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (a) but also the relative fault of the Company, on the one hand, and Gordian, on the other hand, as well as any other relevant equitable considerations. The Company agrees that, for the purposes of this paragraph, the relative benefits to the Company and Gordian of the contemplated Transaction(s) (whether or not such Transaction(s) are consummated) shall be deemed to be in the same proportion that the total value paid, issued or received, or contemplated to be paid, issued or received by the Company and its stockholders, as a result of or in connection with the Transaction(s), bears to the fees paid or to be paid to Gordian under the Engagement Letter; provided, however, that, to the extent permitted by applicable law, in no event shall the Indemnified Parties be required to contribute an aggregate amount in excess of the aggregate fees actually paid to Gordian under the Engagement Letter.

The foregoing provisions are in addition to any rights the Company or any Indemnified Party may have at common law or otherwise and will be binding on and inure to the benefit of any successors, assigns, and personal representatives of Company and each Indemnified Party. The provisions of this Annex 1 shall continue to apply and shall remain in full force and effect regardless of any modification or termination of the Engagement or Engagement Letter or the completion of Gordian's services hereunder.

If Gordian or any other Indemnified Party is requested or required to appear as a witness in any action relating to the Engagement or any actual or proposed Transaction in which such person is not named as a party, the Company will reimburse Gordian for all reasonable expenses incurred in connection with such person’s appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and disbursements of its legal counsel; provided, however, that if the Losses arose out of the gross negligence or willful misconduct of Gordian or any other Indemnified Party, the Company will be released from such reimbursement obligation for such expenses.